Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. 333-214510) of W. P. Carey Inc., of our report dated March 14, 2018 relating to the financial statements and financial statement schedules of Corporate Property Associates 17 – Global Incorporated, which appears in the Current Report on Form 8‑K filed by W. P. Carey on October 1, 2018.

New York, NY
November 16, 2018